Exhibit 16


August 16, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by AirTouch Communications, Inc. (copy attached) which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report dated August 16, 1999. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,


/s/ PricewaterhouseCoopers LLP


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Attachment to letter of PricewaterhouseCoopers LLP

Item 4.  Change in Registrant's Certifying Accountant

(a)(i) As a result of the Company's merger with Vodafone Group Plc (now called Vodafone AirTouch Plc), the Company has terminated the engagement of PricewaterhouseCoopers LLP as the Company's independent accountants effective August 9, 1999.

         (ii) The reports of PricewaterhouseCoopers LLP on the Company's consolidated financial statements for each of the two fiscal years ended December 31, 1998, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

         (iii) The decision to change independent accountants was approved by the Board of Directors.

         (iv) During the Company's two most recent fiscal years and through August 9, 1999, the Company has had no disagreements with PricewaterhouseCoopers LLP in connection with its audits on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the consolidated financial statements of the Company for such years.

         (v) During the Company's two most recent fiscal years and through August 9, 1999, the Company has had no reportable events as defined in
         Item 304 (1) (v) of Regulation S-K.

         (vi) The Company has requested that PricewaterhouesCoopers LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated August 16, 1999, is filed as Exhibit 16 to this Form 8-K.